Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226611 on Form F-3 of our report dated February 26, 2019, relating to the consolidated financial statements of Atlantica Yield plc and subsidiaries, appearing in this Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Deloitte, S.L.

Madrid, Spain

February 27, 2020